Exhibit 99.2


[GRAPHIC OMITTED]

CONTACT:                         -OR-         INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                       The Equity Group Inc.
Robert K. Lifton                              Adam Prior       (212) 836-9606
Chairman & CEO                                Devin Sullivan   (212) 836-9608
(212) 935-8484

     MEDIS TECHNOLOGIES ANNOUNCES REGISTERED OFFERING OF 1.5 MILLION SHARES
                         OF COMMON STOCK AND ENTRY INTO
          SHARE LENDING AGREEMENT WITH CITIGROUP GLOBAL MARKETS LIMITED

New York, NY, November 10, 2006--Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has priced an offering of 1.5 million shares of its common stock in an offering registered under the Securities Act of 1933, as amended. The shares of common stock to be sold in the offering will be newly issued shares loaned to an affiliate of Citigroup Global Markets Inc., the sole book-running manager of the offering, under a 5-year share lending agreement.

Medis will not receive any proceeds of the offering. The registered offering will be used by an affiliate of Citigroup Global Markets Inc. to facilitate hedging transactions undertaken by purchasers of Medis' Series A preferred stock concurrently being offered by Medis in a private placement.

The shares that Medis has agreed to loan to the affiliate of Citigroup Global Markets Inc. are expected to be reflected as issued and outstanding in stockholders' equity and such affiliate's obligation to return these shares is expected to be reflected as a reduction of outstanding shares. Medis does not expect that such shares will be considered outstanding for the purpose of computing earnings per share.

This announcement is neither an offer to sell nor an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

You can request a copy of the prospectus and related prospectus supplement for the offering to which this communication relates by contacting Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and


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other comparable  words.  These forward looking  statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to
differ  materially  from  historical  results  or  those  anticipated.   Further
information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

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